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                                                                   EXHIBIT 3


                         [CORT BUSINESS SERVICES LOGO]


                            11250 Waples Mill Road
                                   Suite 500
                            Fairfax, Virginia 22030

                                                               January 21, 2000

Dear Stockholder:

  I am pleased to inform you that on January 14, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Wesco Financial Corporation, Wesco Holdings Midwest, Inc. ("Parent") and C Acquisition Corp. ("Purchaser"), a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, Purchaser is commencing a tender offer to purchase all of the outstanding shares of the Company's common stock at a purchase price of $28.00 per share in cash (the "Offer"). Following the successful completion of the Offer, Purchaser will merge with and into the Company (the "Merger") and the Company will become a wholly owned subsidiary of Parent. Each share of the Company's common stock not purchased in the Offer will be converted in the Merger into the right to receive $28.00 per share in cash or such higher price per share as may be paid in the Offer.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT DETERMINING THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT YOU ACCEPT THE OFFER, TENDER YOUR SHARES THEREUNDER TO THE PURCHASER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

  In arriving at this recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that has been filed with the Securities and Exchange Commission. Among other things, the Board of Directors considered the opinion of SunTrust Equitable Securities Corporation, dated January 14, 2000 (a copy of which is included with the Schedule 14D-9), to the effect that, as of such date, the consideration to be received by holders of shares in the Offer and the Merger is fair from a financial point of view to such holders.

  Accompanying this letter and the Schedule 14D-9 is the Offer to Purchase and related materials, including a Letter of Transmittal to be used for tendering your shares. These documents describe the terms and conditions of the Offer and provide instructions regarding how to tender your shares. I urge you to read the enclosed materials carefully.

                                          Sincerely,

                                          /s/ Paul N. Arnold

                                          Paul N. Arnold
                                          President and Chief Executive
                                           Officer